CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Form 8-K/A (the “Current Report”) of Y Dissolution, Inc. (the “Company”), dated the date hereof, of our report dated March 21, 2014 relating to the financial statements of Y Dissolution, Inc. for the years ended December 31, 2013 and 2012, appearing in the Current Report.

/s/ L.L. Bradford & Company

L.L. Bradford & Company

March 21, 2014

Las Vegas, Nevada

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com